AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS THIRD QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – November 9, 2009 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $8,811,000 ($1.01 per share, diluted) for the three months ended September 30, 2009, compared to a net loss of $22,125,000 ($2.59 per share, diluted) for the three months ended September 30, 2008.

Avatar reported a net loss of $27,182,000 ($3.13 per share, diluted) for the nine months ended September 30, 2009, compared to a net loss of $29,918,000 ($3.50 per share, diluted) for the same period in 2008.

During the three months ended September 30, 2009, Avatar closed on 76 homes, a 15% increase over the 66 homes closed during the three months ended September 30, 2008. Dollar volume decreased by 27% to $13,202,000 compared to $18,190,000 for the three months ended September 30, 2008.

During the nine months ended September 30, 2009, Avatar closed on 180 homes, a 10% decrease from the 201 homes closed during the comparable period of 2008. Dollar volume decreased by 34% to $35,257,000, compared to $53,722,000 for the nine months ended September 30, 2008.

The number of housing contracts signed, net of cancellations, during the three months ended September 30, 2009 increased by 56% to 42, compared to 27 for the three months ended September

30, 2008. Dollar volume of contracts signed increased by 1% compared to the three months ended September 30, 2008, to $6,977,000 compared to $6,899,000.

The number of housing contracts signed, net of cancellations, for the nine months ended September 30, 2009 increased by 12% to 164, compared to 146 for the nine months ended September 30, 2008. The dollar volume of contracts signed declined by 24% compared to the nine months ended September 30, 2008, to $28,173,000 compared to $37,152,000.

Results for the nine months ended September 30, 2009 include pre-tax income of $1,758,000 on revenues of $1,785,000 from commercial, industrial and other land sales. For the nine months ended September 30, 2008, results included pre-tax income of $9,234,000 on revenues of $9,729,000 from commercial, industrial and other land sales.

At September 30, 2009, Avatar had cash and cash equivalents of $218,547,000 and total borrowings of $118,654,000, which included $62,652,000 of 4.50% Convertible Senior Notes due 2024 and $55,891,000 outstanding under the unsecured credit facility. Avatar’s book value per share at September 30, 2009 was $39.74. Included in cash and cash equivalents are net proceeds of Avatar’s public offering of 2,250,000 shares of Common Stock in September 2009, underwritten by Barclays Capital Inc., approximating $38,475,000 after underwriter’s discount and before expenses. Subsequent to September 30, 2009, Avatar received approximately $4,521,000 from the sale of 264,391 shares of Common Stock resulting from the underwriter’s partial exercise of its over-allotment option.

# # #

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Terra Largo in Lakeland, Florida and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein or made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the continuing decline in value and the instability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increasing level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; geopolitical risks; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Active adult homes are intended for occupancy by at least one person 55 years or older.

# # #

SELECTED FINANCIAL DATA FOR THE NINE MONTHS AND THREE MONTHS ENDED
SEPTEMBER 30, 2009 AND 2008
(Unaudited – Dollars in thousands except per share data)

	Nine Months		Three Months
	2009	2008	2009	2008
Revenues	$52,954	$77,821	$18,252	$22,359
Loss before income taxes	$(28,629)	$(49,222)	$(9,428)	$(36,609)
Income Tax Benefit	$1,447	$19,304	$617	$14,484
Net loss	$(27,182)	$(29,918)	$(8,811)	$(22,125)
Basic and Diluted EPS	$(3.13)	$(3.50) 2.35	$(1.01)	$(2.59)

Selected Balance Sheet Data

	September 30, 2009	December 31, 2008

Cash and cash equivalents	$218,547	$175,396
Total assets	$596,138	$594,812
Total stockholders’ equity	$440,596	$429,511
Book Value per share	$39.74	$48.64